Exhibit 99.1

March 24, 2014

HomeAway, Inc. Announces Proposed $350 Million Offering of Convertible Senior Notes Due 2019

HomeAway, Inc. (“HomeAway”) (NASDAQ: AWAY) today announced its intention to offer, subject to market conditions and other factors, $350 million aggregate principal amount of convertible senior notes due 2019 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). HomeAway also expects to grant the initial purchasers of the notes a 30-day option to purchase up to an additional $52.5 million aggregate principal amount of the notes to cover over-allotments, if any.

The notes will be unsecured, senior obligations of HomeAway, and interest will be payable semi-annually. Prior to the close of business on the business day immediately preceding October 1, 2018, the notes will be convertible at the option of the note holders only upon the satisfaction of specified conditions and during certain periods. Thereafter until close of business on the second scheduled trading day preceding maturity, the notes will be convertible at the option of the noteholders at any time regardless of these conditions. Conversions of the notes will be settled in cash, shares of HomeAway’s common stock or a combination thereof, at HomeAway’s election. Final terms of the notes, including the interest rate, initial conversion rate and other terms, will be determined by negotiations between HomeAway and the initial purchasers of the notes.

In connection with the offering of the notes, HomeAway expects to enter into privately negotiated convertible note hedge transactions with certain financial institutions, which may include certain of the initial purchasers and/or their affiliates (the “hedge counterparties”). The convertible note hedge transactions are expected generally to reduce the potential dilution to HomeAway’s common stock upon any conversion of notes and/or offset the cash payments HomeAway is required to make in excess of the principal amount of converted notes, as the case may be, in the event that the market price of HomeAway’s common stock is greater than the strike price of the convertible note hedge transactions. HomeAway also expects to enter into privately negotiated warrant transactions with the hedge counterparties. The warrant transactions could separately have a dilutive effect if the market price of HomeAway’s common stock exceeds the strike price of the warrant transactions, unless HomeAway elects, subject to certain conditions, to settle the warrant transactions in cash.

HomeAway expects that in connection with establishing their initial hedge of the convertible note hedge transactions and warrant transactions, the hedge counterparties and/or their respective affiliates may enter into various derivative transactions with respect to HomeAway’s common stock and/or purchase shares of HomeAway’s common stock in privately negotiated transactions and/or open market transactions concurrently with, or shortly after, the pricing of the notes. These activities could have the effect of increasing, or preventing a decline (or reducing the size of any decline) in, the market price of HomeAway’s common stock at that time. In addition, HomeAway expects that the hedge counterparties and/or their respective affiliates may modify their hedge positions from time to time following the pricing of the notes and prior to the maturity of the notes (and are particularly likely to do so during any observation period relating to a conversion of the notes) by entering into or unwinding derivative transactions with respect to HomeAway’s common stock and/or by purchasing or selling shares of HomeAway’s common stock or other securities of HomeAway in secondary market transactions. This activity could also cause or avoid an increase or a decrease in the market price of HomeAway’s common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of the notes, could affect the amount and value of the consideration that noteholders will receive upon conversion of the notes.

HomeAway expects to use a portion of the net proceeds of the offering of the notes to pay the cost of the convertible note hedge transactions after such cost is partially offset by the proceeds of the warrant transactions described above, and to use the remaining proceeds of the offering for general corporate purposes, which may include working capital, capital expenditures, possible repurchases of HomeAway’s common stock (including potential repurchases in connection with the offering), potential acquisitions and strategic transactions.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the notes nor the shares of HomeAway’s common stock issuable upon conversion of the notes, if any, have been registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Investor Contact:

Jen Ford

Director, Investor Relations, HomeAway, Inc.

(512) 505-1751

investors@homeaway.com

Media Contact:

Eileen Buesing

VP of Communications, HomeAway, Inc.

(512) 493-0375

ebuesing@homeaway.com